Exhibit 99.1

Contacts:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292, martina.schwarzkopf@russopartnersllc.com

Tony Russo, Ph.D., Russo Partners, (212) 845-4251, tony.russo@russopartnersllc.com

FOR IMMEDIATE RELEASE:

Endocyte Reports Fourth Quarter and Year End 2013 Financial Results and Provides Business Update

- Committee for Medicinal Products for Human Use (CHMP) Opinion on Pending EU Marketing Authorization Applications for Vintafolide and Etarfolatide Expected in March Followed by Potential EU Launch –

- Key Data Readouts from TARGET Phase 2b Non-Small Cell Lung Cancer (NSCLC) Trial and PROCEED Phase 3 Trial in Platinum-Resistant Ovarian Cancer (PROC) in 1H 2014 –

- Launch of Clinical Trials in Solid Tumors, Prostate Cancer and Inflammation with Expanding SMDC Pipeline -

-     Conference call today at 8:30 a.m. EST –

West Lafayette, Ind., Feb. 24, 2014 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a biopharmaceutical company and leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy in cancer and other serious diseases, today announced financial results for the fourth quarter ending Dec. 31, 2013, and provided a business update.

“We made significant progress during 2013 with our lead program vintafolide across multiple indications and advancing our proprietary pipeline of SMDCs into the clinic, setting the stage for several major milestones in the first half of 2014,” said Ron Ellis, Endocyte’s president and chief executive officer. “On the regulatory front, we were pleased to provide a recent oral explanation to the CHMP of the European Medicines Agency for our conditional marketing authorization applications for vintafolide and companion imaging agent etarfolatide and anticipate receiving an opinion at the CHMP’s next meeting in March. The FDA's recent orphan drug designation of vintafolide for the treatment of ovarian cancer is also an important step forward in bringing this potential new treatment option to patients in the U.S.”

“We expect to announce top-line results for our Phase 2b TARGET trial of vintafolide and etarfolatide in non-small cell lung cancer in March. Investigators completed enrollment for the TARGET trial ahead of schedule, and it has achieved the targeted number of events. Patient enrollment remains on track for the Phase 3 PROCEED registration trial of vintafolide and etarfolatide in ovarian cancer, and we expect enrollment of the 250th patient in the targeted FR(100%) patient population in the second quarter; evaluation of interim results by the independent data and safety monitoring board (DSMB) will determine whether the final 100 patients are enrolled. If the progression free survival (PFS) hurdle is achieved, they will recommend the enrollment of the final 100 patients. Because the PFS hurdle at this interim analysis is similar to that required for a positive result at the end of the trial, achieving this hurdle will increase confidence in achieving the primary PFS endpoint. Additionally, we have made substantial progress with our pipeline of proprietary SMDCs and companion imaging agents, including the start of enrollment for a Phase 1 trial of our folate-tubulysin oncology agent EC1456 in the fourth quarter of last year and preparing the IND submission for PSMA-targeted tubulysin.” Ellis continued.

Recent Highlights

•	In December, Endocyte announced the enrollment of the first patient in the Phase 1 trial of EC1456, the folate-targeted tubulysin SMDC, for the treatment of advanced solid tumors. Etarfolatide (EC20) is the companion imaging agent for EC1456.
~~•~~	In February, Endocyte and Merck provided an oral explanation to the CHMP in support of the conditional marketing authorization applications for vintafolide and etarfolatide.
•	The Phase 2b TARGET trial of vintafolide and etarfolatide in NSCLC has achieved its targeted number of events needed for analysis of the primary endpoint.
•	Vintafolide received orphan drug designation by the U.S. Food and Drug Administration (FDA) for the treatment of ovarian cancer. The companion imaging agent etarfolatide also has orphan drug designation for the identification of folate receptor positive ovarian carcinomas.

Upcoming Expected Milestones

•	Report top-line data from the Phase 2b TARGET trial in NSCLC in March. If the TARGET trial is successful, Merck will be responsible for execution and funding of the Phase 3 trial.
•	Receive opinion from CHMP on pending EU conditional marketing authorization applications for vintafolide and etarfolatide at the March meeting to be held between March 17 and March 20.

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•	File IND for proprietary PSMA-targeted tubulysin SMDC for prostate cancer in March.
•	Under Endocyte’s collaboration with Merck, a Phase 2 randomized trial for vintafolide in folate receptor-positive triple negative breast cancer is expected to begin in second quarter. This is the third indication being studied in patients with folate-receptor positive tumors for the vintafolide program.
•	Announce late in the second quarter the DSMB decision on whether to complete the enrollment of the final 100 FR(100%) patients in the Phase 3 PROCEED trial of vintafolide and etarfolatide in platinum resistant ovarian cancer.
•	File IND and launch clinical trial for proprietary folate inflammation SMDC and companion imaging agent candidates in early 2015.

Fourth Quarter 2013 Financial Results

Endocyte reported a net loss of $2.9 million, or $0.08 per basic and diluted share, for the fourth quarter of 2013, compared to a net loss of $0.8 million, or $0.02 per basic and diluted share, for the same period in 2012.

Revenue was $17.3 million for the fourth quarter of 2013 associated with the collaboration with Merck. Of this revenue, $14.5 million related to the amortization of the upfront license payment, milestones and reimbursable expenditures occurring prior to the fourth quarter of 2013. The remaining $2.8 million of revenue related to amortization of reimbursable expenditures incurred during the fourth quarter of 2013. The amortization of the upfront license fee, ongoing research and development services, and general and administrative expenses relating to patent expense for vintafolide is recognized as revenue ratably over a performance period that began at the closing date of the agreement, April 27, 2012, and is expected to conclude at the end of 2014.

Research and development expenses were $13.5 million for the fourth quarter of 2013, compared to $10.5 million for the same period in 2012. The increase was driven by costs associated with the increased number of patients active in both the PROCEED and TARGET trials, as well as development costs related to the expansion and advancement of the preclinical pipeline and compensation expense. Merck funds manufacturing costs for vintafolide, along with a portion of the PROCEED trial and all of the TARGET trial costs under the companies’ collaboration agreement. As of the end of the fourth quarter, vintafolide manufacturing responsibilities have been fully transitioned to Merck, and those manufacturing costs will not appear in research and development expenditures going forward. Adjusted research and development expenses were $9.3 million for the fourth quarter of 2013, net of the $4.2 million current period expenses reimbursable by Merck referred to above.

General and administrative expenses were $6.7 million for the fourth quarter of 2013, compared to $5.0 million for the same period in 2012. The increase in expenses was attributable to establishing commercial capabilities and an increase in compensation expenses driven by new hires. Merck funds all patent expenses for vintafolide under the companies’ collaboration agreement. Adjusted general and administrative expenses were $6.5 million for the fourth quarter of 2013, net of the $0.2 million current period expenses reimbursable by Merck referred to above.

Cash, cash equivalents and investments were $148.9 million at December 31, 2013, compared to $159.2 million at September 30, 2013, and $201.4 million at Dec. 31, 2012. Net cash outflow from operations for the fourth quarter of 2013 was $10.3 million compared to $10.6 million in the third quarter of 2013 and $3.3 million in the fourth quarter of 2012. The fourth quarter of 2012 included the receipt of the $5.0 million milestone payment received from Merck associated with the acceptance of the EU conditional marketing authorization applications.

Financial Guidance

Endocyte expects that its cash, cash equivalents and investments will be between $90.0 and $110.0 million at Dec. 31, 2014.

Mike Sherman, chief financial officer of Endocyte commented, “As Merck will be responsible for a larger share of the Phase 3 PROCEED trial expenses associated with the potential enrollment of the final 100 patients, our spending on the development of vintafolide will decline in 2014. We expect that decline will be offset by increased spending associated with development of our proprietary clinical pipeline. The net result should be a generally stable use of cash this year compared to 2013.”

Conference Call

Endocyte management will host a conference call today at 8:30 a.m. EST.

U.S. and Canadian participants:     (877) 845-0711

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International:                                     (760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investors & News section of the Endocyte website, www.endocyte.com.

A replay of the call will be available beginning at 11:30 a.m. EST on Feb. 24, until midnight EST on March 3, 2014. To access the replay, please dial (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International) and reference the conference ID1420869. Additionally, the webcast will be recorded and available on the company's website for two weeks following the call.

Note on Non-GAAP Financial Measures

As used in this press release, the term “adjusted research and development expenses” and “adjusted general and administrative expenses” are financial measures not expressly recognized by accounting principles generally accepted in the United States, or GAAP. These measures are net of the amounts reimbursable during a period by Merck pursuant to the collaboration agreement for vintafolide which for U.S. GAAP purposes are ultimately recorded as revenue. Endocyte provides these non-GAAP financial measures to enhance comparability with prior periods and uses it as a basis for guidance regarding future operations. A reconciliation of these non-GAAP measures to the most directly comparable measures computed in accordance with GAAP is included in the financial tables below.

Website Information

Endocyte routinely posts important information for investors on its website, www.endocyte.com, in the “Investors & News” section.  Endocyte uses this website as a means of disclosing material, non-public information and for complying with its disclosure obligations under Regulation FD.  Accordingly, investors should monitor the “Investor & News” section of Endocyte’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts.  The information contained on, or that may be accessed through, Endocyte’s website is not incorporated by reference into, and is not a part of, this document.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging agents are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment. For additional information, please visit Endocyte’s website at www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the potential regulatory approval and commercial launch of products, the success of the Merck collaboration, the initiation of future clinical trials, the enrollment period for and availability of data from ongoing and future clinical trials, and the company's timeline for seeking regulatory approval to initiate clinical trials for new compounds. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; the goals of its development activities; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidates; projected cash needs; and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Endocyte, Inc.

Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2013	2012	2013
	(unaudited)	(unaudited)		(unaudited)

Collaboration revenue	$14,454	$17,274	$34,682	$64,871
Costs and expenses:
Research and development	10,518	13,533	35,671	57,899
General and administrative	4,950	6,704	15,054	25,314
Total costs and expenses	15,468	20,237	50,725	83,213
Loss from operations	(1,014)	(2,963)	(16,043)	(18,342)

Interest income	191	89	328	466
Interest expense	(1)	–	(629)	(2)
Other expense, net	(25)	(28)	(948)	(154)
Net loss	$(849)	$(2,902)	$(17,292)	$(18,032)

Net loss per share – basic and diluted	$(0.02)	$(0.08)	$(0.48)	$(0.50)

Comprehensive loss	$(843)	$(2,867)	$(17,213)	$(18,049)

Weighted average number of common shares used in net loss per share – basic and diluted	35,910,490	36,146,061	35,858,757	36,036,996

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Endocyte, Inc.

Balance Sheets

(in thousands)

	As of December 31,	As of December 31,
	2012	2013
		(unaudited)
Assets
Cash, cash equivalents and investments	$201,378	$148,853
Other assets	12,701	14,005
Total assets	$214,079	$162,858

Liabilities and stockholders’ equity
Current liabilities	$10,478	$13,917
Deferred revenue, current portion	51,993	59,747
Deferred revenue, net of current portion	51,993	932
Other liabilities, net of current portion	42	33
Total stockholders’ equity	99,573	88,229
Total liabilities and stockholders’ equity	$214,079	$162,858

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Endocyte, Inc.

Reconciliation of Adjusted Research and Development Expenses and Adjusted General and Administrative Expenses

(in thousands, unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2013	2012	2013
Research and development expenses	$10,518	$13,533	$35,671	$57,899
Amounts reimbursable by Merck	(4,098)	(4,219)	(11,861)	(19,665)
Adjusted research and development expenses	$6,420	$9,314	$23,810	$38,234

General and administrative	$4,950	$6,704	$15,054	$25,314
Amounts reimbursable by Merck	–	(171)	–	(879)
Adjusted general and administrative expenses	$4,950	$6,533	$15,054	$24,435

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